Exhibit 99.1

Form of stock subscription

To: Crowd 4 Seeds, Inc.	Date: ___________

The undersigned, __________________, hereby offers to purchase an aggregate of _____________ shares (the "Shares") of the common stock, par value of $0.001 per share, of Crowd 4 Seeds, Inc., a Nevada Corporation (the "Corporation") for a cash price of $0.025 per share for an aggregate of $_____.

The undersigned hereby acknowledges that it understands that the Shares have not been registered under the Securities Act of 1933, as amended (the "Act"), or any state securities law and that the Shares constitute "restricted securities" within the meaning of the rules promulgated under the Act.

The undersigned hereby represents to you that it will acquire the Shares for its own account for investment and not with a view to or for sale in connection with any distribution thereof, and that it has no present intention of selling or distributing any of the Shares. The undersigned further represents to you that it has no reason to anticipate any change in its circumstances or any other particular occasion or event which would cause it to sell or distribute any of the Shares.

The undersigned agrees that it will make no sale, assignment or transfer of any interest in any of the Shares in the absence of an effective registration statement under the Act and under applicable Blue Sky Law relating to such transfer of the Shares or an opinion of counsel satisfactory to you that registration under the Act or Blue Sky Law is not required. The stock certificate for the Shares will bear a legend to that effect.

The undersigned acknowledges that it has been afforded an opportunity to ask such questions and obtain such information as it determines is necessary in order to understand the risks of purchasing the Shares.

Print Name: ______________

Sign: _______________

The foregoing offer to purchase _____________ shares of common stock of Crowd 4 Seeds, Inc., is hereby accepted this __ day of ________, 2014.

Crowd 4 Seeds, Inc.

By: __________

Name: _____________